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April 29, 2010

RiverSource Life Insurance Co. of New York
20 Madison Avenue Extension
Albany, NY 12203

RE:      RiverSource of New York Account 8, Form N-6
         Flexible Premium Variable Life Insurance Policies
         Post-Effective Amendment No. 28
         File No. 333-44644/811-05213

Ladies and Gentlemen:

I am familiar with the establishment of the RiverSource of New York Account 8 ("Account"), which is a separate account of RiverSource Life Insurance Co. of New York ("Company") established by the Company's Board of Directors according to applicable insurance law. I also am familiar with the above-referenced Registration Statement filed by the Company on behalf of the Account with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.

2. The Account is a validly created and existing separate account of the Company and is duly authorized to issue the securities registered.

3. The contracts issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Dixie Carroll
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    Dixie Carroll
    Assistant General Counsel and Assistant Secretary